EXHIBIT 21

FIRST FINANCIAL BANCORP. SUBSIDIARIES (as of 12/31/21)

Name	State of Other Jurisdiction of Incorporation or Organization
First Financial Bank	Ohio
First Financial Collateral, Inc.	Indiana
First Financial Equipment Finance, LLC	Ohio
First Franchise Capital Corporation	Indiana
Irwin Home Equity Corporation	Indiana
IHE Funding Corp. II	Delaware
MSB Investments of Nevada, Inc.	Nevada
MSB Holdings of Nevada, Inc.	Nevada
MSB of Nevada, LLC	Nevada
First Financial Preferred Capital, Inc.	Ohio
Oak Street Holdings Corporation	Delaware
Oak Street Funding LLC	Delaware
Oak Street Servicing, LLC	Delaware
CDE Fifty-One Service Corporation	Indiana
FCBKY Holding, LLC	Kentucky
Peoples Building and Savings Service Corporation of Troy, Ohio	Ohio
MainSource Risk Management, Inc.	Nevada
MainSource Statutory Trust I	Connecticut
MainSource Statutory Trust II	Connecticut
MainSource Statutory Trust III	Delaware
MainSource Statutory Trust IV	Delaware
FCB Bancorp Statutory Trust I	Delaware
OSF Insurance Receivables, LLC	Indiana
Summit Funding Group, Inc.	Ohio
New York Systems Exchange, Inc.	Ohio
Summit RFG Corp.	Ohio
SFG Titling Co.	Ohio
PRC SFG, LLC	Ohio
Summit Financial Services, Inc.-Consolidated	Ohio
Summit-Northlake Canadian Leasing Corporation	Ohio
Summit MFR Leasing II, LLC	Ohio
Summit MFR Leasing, LLC	Ohio
PRC SFG II, LLC	Ohio
Summit Continental Leasing, LLC	Ohio